UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     Commission File Number:    000-28760


                           INTERNATIONAL ENERGY LTD.
	    ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                             400 N. Phelps Avenue
                          Winter Park, Florida  32789
                                (407) 923-3194
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  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $0.0001 par value
	   --------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i) 	[X]   	Rule 12h-3(b)(1)(i)  	[ ]
Rule 12g-4(a)(1)(ii)  	[ ]	Rule 12h-3(b)(1)(ii)  	[ ]
Rule 12g-4(a)(2)(i)  	[ ] 	Rule 12h-3(b)(2)(i)  	[ ]
Rule 12g-4(a)(2)(ii)  	[ ]	Rule 12h-3(b)(2)(ii)  	[ ]
                                Rule 15d-6  		[ ]


Approximate number of holders of record as of the certification or notice
date:   86

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        	INTERNATIONAL ENERGY LTD.

                        	By: /s/ Jefferson Bootes
				------------------------
Dated:  November 1, 2009      	Jefferson Bootes, Chief Executive Officer